May 25, 2005

Lyle G. Heidemann
4009 Oak Ridge Road
Crystal Lake, IL 60012

Dear Lyle:

The True Value Company (the "Company") is pleased to offer you employment as the President and Chief Executive Officer of the Company on the following terms and conditions:

     1. Effective Date. Contingent upon you passing the Company's customary pre-employment drug screen, your employment with the Company will commence on June 6, 2005 or such other date as shall be mutually agreed by you and the Company, but not later than June 15, 2005 (such commencement date the "Effective Date"). The terms of this letter agreement (the "Agreement") will be effective upon the Effective Date and are contingent upon you commencing the performance of services for the Company.

     2. Representations. You represent that you are entering into this Agreement voluntarily and that your employment with the Company and your compliance with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which you are a party or by which you may be bound.

          You further represent that you have provided the Company with copies of any agreement between you and any third party in which you agreed:
          (a) to maintain the confidentiality of documents and/or information;
          (b) not to solicit any former customers and/or vendors; (c) not to work for any company that competes with a former employer; (d) not to solicit any current or former employees of a previous employer; or (e) to adhere to any other obligations to a former employer, as well as any other agreements currently in effect with your former employer.

     3. At-Will Employment. Notwithstanding any other term or condition of this Agreement, you understand and agree that the relationship between you and the Company is one of at-will employment. Neither this Agreement nor any other communication from the Company should be construed as a contract of employment for a particular period of time.

     4. Position, Responsibilities and Reporting Relationship. You will be employed as the President and Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to such position and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to you by the Board of Directors of the Company (the "Board"). You will report solely to the Board. You agree that a change in your title from "President and Chief Executive Officer" to simply "Chief Executive Officer" and

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Lyle G. Heideman
May 25, 2005
Page 2


          a corresponding change in duties and responsibilities will not be a breach of this Agreement so long as you concur with the change.

     5. Board Membership. The Company will cause you to be appointed to the Board as of the Effective Date. Thereafter, while you are employed pursuant to this Agreement, the Company will cause you to be included in the slate of persons nominated to serve as directors on the Board. You will not be entitled to any additional compensation due to your service as a Board member. Upon any termination of your employment with the Company, you will promptly resign from the Board, and from any other positions you may hold with the Company, its affiliates and subsidiaries.

     6. Scope; Outside Activities. You will devote all of your skill, knowledge, attention and time during normal business hours to the business and affairs of the Company and to the conscientious performance of your duties. It will not be a violation of the foregoing for you to manage your personal investments or to serve on corporate, industry, civic or charitable boards or committees other than the Board ("Outside Boards"), so long as such activities do not interfere with the performance of your responsibilities as an executive officer of the Company in accordance with this Agreement and do not create a conflict of interest with your duties and responsibilities hereunder. You represent that as of the Effective Date, you have no Outside Board positions. You shall secure the consent of the Board prior to accepting any Outside Board positions.

     7. Work Location. You will be based at the Company's principal headquarters except for travel required for the performance of your duties hereunder.

     8. Salary. You will receive an annualized base salary of Seven Hundred and Twenty Five Thousand Dollars ($725,000) (the "Base Salary"), which will be paid in accordance with the Company's executive payroll policy. The Base Salary shall be reviewed from time to time by the Board or the Compensation Committee thereof. Based upon such reviews, your Base Salary may be increased, but shall not be decreased, unless pursuant to a decrease for executives of the Company generally. The term "Base Salary" will refer to the Base Salary as so increased or decreased from time to time.

     9. Signing Bonus. No later than fifteen (15) days after the Effective Date, Company shall pay you a signing bonus of Two Hundred Fifty Thousand Dollars ($250,000.00). If your employment with the Company is terminated at any time prior to the one year anniversary of the Effective Date for any reason other than due to your death or Disability (as such terms are defined below), you shall repay the Company Two Hundred Fifty Thousand Dollars ($250,000.00) within 15 days of the termination date of your employment; provided, however, if your

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Lyle G. Heideman
May 25, 2005
Page 3


          employment is terminated by the Company without Cause, as hereinafter defined, prior to the one year anniversary of the Effective Date, you shall only repay a fraction of the signing bonus, determined by multiplying $250,000 times the fraction with a numerator equal to the number of days from the date of termination through the one year anniversary of the Effective Date and the denominator of 365.

     10.  Additional Payments.

          (a) First Retention Bonus. On the one (1) year anniversary (the "First Anniversary") of the Effective Date, Company shall pay you a retention bonus of Two Hundred Fifty Thousand Dollars ($250,000.00) unless your employment with the Company has been terminated or you have received notice of termination or provided notice of resignation by the First Anniversary date.

          (b) Second Retention Bonus. On the two (2) year anniversary (the "Second Anniversary") of the Effective Date, Company shall pay you a retention bonus of Two Hundred Thousand Dollars ($200,000.00) unless your employment with the Company has been terminated or you have received notice of termination or provided notice of resignation by the Second Anniversary date.

          (c) Special Payment. Company shall pay you a one-time payment equal to the fair market value of One Thousand Six Hundred and Thirty (1,630) shares of Sears Holdings Corp. ("SHLD"). For this purpose fair market value will be the volume weighted average price for the 5 trading days preceding and the 5 trading days on and following the public release of SHLD's earnings for the second quarter of 2005. The payment will be made 15 days after the conclusion of the valuation period.

     11. Annual Incentive Plan. You will be eligible to participate in the Company's annual incentive compensation programs for its executive officers as exist from time to time, subject to achievement of specific goals and objectives established by the Board and subject to such other terms and conditions as may be determined by the Company. For fiscal year 2005, payment of your target annual incentive award which is equal to seventy percent (70%) of your Base Salary, prorated from the first day of the month following the Effective Date, shall be guaranteed and shall be paid to you contemporaneously with the Company's regular payment of other executive bonuses. Other than for the 2005 annual Executive Incentive Plan year, payment under the Company's Executive Incentive Plan is not guaranteed and is subject to the approval of the Board.

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Lyle G. Heideman
May 25, 2005
Page 4


     12. Long-Term Incentive Plan. You will be eligible to participate in the Company's long-term incentive plans for its executive officers as exist from time to time, subject to achievement of specific goals and objectives established by the Board and subject to such other terms and conditions as may be determined by the Company. Your threshold payment under the long-term incentive plan will equal fifty percent (50%) of your Base Salary. Your target payment under the long-term incentive plan will equal one hundred percent (100%) of your Base Salary. Payment of the 2005 portion of the long-term incentive plan for Performance Period Three (2003/2004/2005), prorated from the first day of the month following the Effective Date, shall be guaranteed and shall be paid to you contemporaneously with the Company's regular payment of other executive bonuses. Other than the 2005 payment, payment under the Company's long term incentive plan is not guaranteed and is subject to the approval of the Board. You understand that the terms, conditions, goals and payments under the long term incentive plan are currently under review and will likely be modified.

     13. Vacation. You will be entitled to four (4) weeks paid vacation per calendar year, prorated for 2005 based on the Effective Date. Per the Company's policy, no vacation may be carried over into a subsequent calendar year.

     14. Retirement Benefits. You will be entitled to participate in all tax-qualified and nonqualified savings, retirement and deferred compensation plans of the Company, in each case as such plans exist from time to time and to the same extent, and subject to the same terms and conditions, as applicable to senior executives of the Company who commence employment with the Company on and after April 1, 2005. Nothing in this Agreement precludes the Company from amending or terminating any savings, retirement or deferred compensation plan.

     15. Welfare Benefits. You and/or your eligible dependents, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company, including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans and programs, as exist from time to time and to the same extent, and subject to the same terms and conditions, as applicable to senior executives of the Company who commence employment with the Company on and after April 1, 2005. Nothing in this Agreement precludes the Company from amending or terminating any welfare benefit plan.

     16. Fringe Benefits. You will be entitled to participate in all fringe benefit practices, policies and programs of the Company as exist from time to time and to the same extent, and subject to the same terms and conditions, as applicable to senior executives of the Company who commence employment with the Company on and after April 1, 2005. As of the date first written above, the fringe benefits to

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Lyle G. Heideman
May 25, 2005
Page 5


          be provided to you include (a) a car allowance in the annualized amount of ten thousand five hundred dollars ($10,500), (b) reimbursement for personal financial services in the annualized amount of two thousand five hundred dollars ($2,500), and (c) an annual executive physical through the executive physical program of the Company. Nothing in this Agreement precludes the Company from amending or terminating any fringe benefit plan.

     17.  Termination of Employment.

          (a) Death. Your employment will terminate automatically upon your death.

          (b) Disability. The Company will be entitled to terminate your employment because of your Disability. "Disability" will be deemed the reason for termination of your employment, if, due to physical or mental illness, you are prevented from the full-time performance of your duties hereunder for a period of three (3) consecutive months or for one hundred twenty (120) days out of a one hundred eighty (180) day period, or, in the opinion of a physician selected by the Company to whom you or your legal representative reasonably agree, you are likely to be prevented from performing your duties hereunder for three (3) consecutive months or for one hundred twenty (120) days out of a one hundred eighty (180) day period.

          (c) Your Resignation. You may resign your employment with or without Good Reason (as defined below).

               (i) You may resign for Good Reason by giving the Company written notice within thirty (30) days of your becoming aware of such act or omission that constitutes Good Reason that sets forth in reasonable detail the specific acts or omissions of the Company that constitute Good Reason. Your resignation for Good Reason will be effective thirty (30) days following the date such written notice is received by the Company (unless the Company cures such act or omission before the expiration of such thirty (30) day period) or such earlier date as selected by the Company.

               (ii) You may resign without Good Reason by giving the Company written notice. Your resignation without Good Reason will be effective thirty (30) days following the date such written notice is received by the Company or such earlier date as chosen by the Company.

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Lyle G. Heideman
May 25, 2005
Page 6


               (iii) "Good Reason" means the occurrence (without your consent) of any one of the following acts by the Company or failures by the Company to act:

                      (1) the assignment to you of duties inconsistent with your status as the Chief Executive Officer of the Company (including by reason of the Company becoming a subsidiary of another company) or a substantial adverse alteration in the nature or status of your title (You acknowledge, however, that a change in your title from "President and Chief Executive Officer" to simply "Chief Executive Officer" and any corresponding alteration in duties due to the "President" title being associated with another executive officer of the Company will not constitute Good Reason.);

                      (2) a reduction by the Company in your Base Salary (other than a reduction pursuant to a reduction in the base salaries of executive officers generally); or

                      (3) the relocation of your principal place of employment to a location more than fifty (50) miles from your principal place of employment as of the Effective Date, except for required travel on the Company's business and unless the distance from your new principal place of employment to your then-current primary residence is less than the distance from your principal place of employment to your primary residence as of the Effective Date.

          (d) Termination by the Company. The Company may terminate your employment either with Cause (as defined below) or without Cause, effective as of the date such written notice is received by you or such other date as specified in the written notice, which will be no later than thirty (30) days following the date you receive the written notice. "Cause" for termination by the Company of your employment means:

               (i) the willful failure by you to substantially perform your duties with the Company (other than such failure resulting from your incapacity due to physical or mental illness) provided that prior to terminating your employment for Cause under this clause (i) the Board of Directors must have delivered to you a written notice generally describing its intention to terminate you pursuant to this clause and have provided you with an opportunity to appear before

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Lyle G. Heideman
May 25, 2005
Page 7


                      the Board to present your position relative to the issues identified by the Board of Directors;

               (ii) the willful engaging by you in conduct which has caused or may reasonably be expected to cause material injury to the Company or any of its affiliates, monetarily or otherwise;

               (iii) your conviction of or plea of guilty or nolo contendre to any felony or to a misdemeanor involving theft or moral turpitude; or

               (iv) your willful and material breach of any obligation hereunder or any obligation pursuant to any written covenant or agreement with the Company including, but not limited to, the Company's Code of Conduct and Business Ethics and other applicable policies of the Company.

     18.  Date of Termination. "Date of Termination" means:

          (a)  If the termination is due to death, the date of death;

          (b) If the termination is due to Disability, thirty (30) days following the date you receive written notice of the termination;

          (c) If the termination is due to your resignation with Good Reason, thirty (30) days following the date the Company receives written notice of your resignation (unless the Company cures such act or omission before the expiration of such thirty (30) day period) or such earlier date as selected by the Company, per Paragraph 17(c)(i) above;

          (d) If the termination is due to your resignation without Good Reason, thirty (30) days following the date the Company receives written notice of your resignation or such earlier date as selected by the Company, per Paragraph 17(c)(ii) above;

          (e) If the termination is by the Company with Cause, the date you receive written notice of the termination or such other date as specified in the written notice; or

          (f) If the termination is by the Company without Cause, the date you receive written notice of the termination or such other date as specified in the written notice.

     19. Obligations of the Company upon Your Resignation for Good Reason or upon Termination other than for Cause, Death, Disability. If the Company terminates

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Lyle G. Heideman
May 25, 2005
Page 8


          your employment for any reason other than Cause or Disability, or if your resign for Good Reason, then:

          (a) the Company will pay you, not later than thirty (30) days following the Date of Termination any unpaid amounts of your Base Salary accrued through your Date of Termination (the "Accrued Amounts");

          (b) during the twelve (12) months immediately following your Date of Termination, the Company will pay you your Base Salary in accordance with the Company's executive payroll policy in place at such time; provided, however, that such payments will be offset dollar for dollar for any compensation in whatsoever form you receive from a subsequent employer or from self-employment (you have the obligation to promptly notify the Company of such compensation);

          (c) if the date of termination occurs within the one year period immediately following a Change in Control (as defined below) of the Company, the Company will pay to you during the twelve (12) months immediately following your Date of Termination, in substantially equal installments in accordance with the Company's executive payroll policy in place at such time, an amount equal to your most recent payment pursuant to the Company's annual Executive Incentive Plan, subject to the same offset provisions as described at subparagraph (b) immediately above; and

          (d) the Company will provide to you (and/or your eligible dependents, as the case may be), for a period of twelve (12) months following your date of termination, medical benefits to which you (and/or your eligible dependents, as the case may be) were entitled immediately before your date of termination, with such benefit continuation running concurrent with any COBRA continuation rights you may have; provided, however, that:

               (i)    you pay for any employee paid portion of such benefits;
                      and

               (ii) such benefits shall cease upon your eligibility for comparable benefit from a subsequent employer (you have the obligation to promptly notify the Company of such eligibility).

     20. Definition of Change in Control. A "Change in Control" of the Company will be deemed to have occurred upon the occurrence of:

          (a) a merger, consolidation, reorganization, or change in control of the Company with or involving any other corporation or entity, as a result of which persons who were stockholders of the Company immediately prior

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Lyle G. Heideman
May 25, 2005
Page 9


               to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; or

          (b) the sale or disposition of all or substantially all of the Company's assets to one or more entities that are not, immediately prior to such sale, transfer or other disposition, affiliates.

     21. Death or Disability. If the Company terminates your employment due to Disability or your employment terminates due to your death, you or your properly named beneficiaries or, if none, your estate or legal representative, will receive:

          (a)  the Accrued Amounts; and

          (b) contemporaneous with the Company's regular payment of other executive bonuses under the annual Executive Incentive Plan in place on the Date of Termination, a pro rata payment under such plan based on the number of days you worked during the performance period and the payment you would have received (which, if the performance goals are not met, may be zero) had you been employed for the entire performance period.

     22. Release. In connection with any termination of your employment under which payment or benefits are provided you agree to execute the Company's customary general release of claims which will waive any rights you may otherwise have against the Company, its affiliates, officers and directors. No payments or benefits will be made pursuant to Paragraphs 19(b)-(d) or 21(b) prior to the expiration of the required revocation period with respect to such release.

     23. Obligations of the Company upon your Resignation without Good Reason or upon Termination with Cause. If your employment is terminated by reason of your resignation without Good Reason or the Company terminates your employment for Cause, the Company will pay to you the Accrued Amounts.

     24.  Restrictive Covenants.

          (a) Confidential Information. During your employment with the Company and thereafter, you will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and any of its affiliated companies and their respective businesses that you obtain during your employment by the Company that is not public knowledge (other than as a result of your violation of this paragraph) ("Confidential Information"). You will not use, communicate, divulge or disseminate Confidential Information at any time during or

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Lyle G. Heideman
May 25, 2005
Page 10


               after your employment with the Company, except (i) as required in the usual and reasonable performance of your duties, (ii) with the prior written consent of the Company or (iii) as otherwise required by law or legal process.

          (b) Non-Competition and Non-Solicit. During your employment with the Company and for a period of twenty-four (24) months after termination of your employment for any reason, you will not, without the written consent of the Board, directly or indirectly, from any location, (i) render services or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any entity which conducts a business which is in material competition with any line of business actively being conducted by the Company or any of its subsidiaries or affiliates or its members on the date of the termination of your employment (provided that you are not prohibited from employment with a business of a material competitor if such business is not in material competition with any line of business actively being conducted by the Company or any of its subsidiaries or affiliates or its members on your date of termination and so long as you have no involvement or responsibility in connection with any competitive business conducted by such entity); (ii) solicit, entice, persuade or induce any person to leave the employment of the Company or any of its subsidiaries or affiliates or hire any person who was employed by the Company or any of its subsidiaries or affiliates within the twelve (12) month period preceding the date of such hiring; or (iii) solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to alter such relationship in a way adverse to the Company. Nothing herein, however, will prohibit you from acquiring or holding not more than one percent (1%) of any class of publicly traded securities of any such business; provided that such securities entitle you to no more than one percent (1%) of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

          (c)  You agree that the restrictions set forth in Paragraphs 24(a) and
               (b) above are reasonable and necessary to protect the legal interests of the Company. You further agree that the Company is entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions without posting any bond or other security and without the necessity of proof of actual damage. Without limiting the availability of injunctive relief, you agree that if your employment with the Company is terminated in a manner which otherwise entitles you to severance pay and benefits under Paragraphs 19(b)-(d) or to a bonus payment under Paragraph 21(b) and the

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Lyle G. Heideman
May 25, 2005
Page 11


               Company reasonably determines that you have violated any such restriction, you will promptly repay to the Company any cash payments made to you pursuant to Paragraphs 19(b)-(d) or Paragraph 21(b), as applicable, and the Company shall have no further obligation to you pursuant to any of such Paragraphs.

     25.  Successors.

          (a) This Agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

          (b) This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     26. Notice. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               (i)    If to the Executive:

                      Lyle G. Heidemann
                      4009 Oak Ridge Road
                      Crystal Lake, IL 60012


               (ii)   If to the Company:

                      True Value Company
                      8600 West Bryn Mawr Avenue
                      Chicago, IL 60631
                      Attn:  General Counsel

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Lyle G. Heideman
May 25, 2005
Page 12


          or to such other address as either party furnishes to the other in writing in accordance with this Paragraph 26. Notices and communications shall be effective when actually received by the addressee.

     27.  Miscellaneous.

          (a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to principles of conflict of laws. Any action, suit or proceeding arising out of any claim against you or the Company pursuant to this Agreement will be brought exclusively in the federal or state courts located in Cook County, Illinois.

          (b) The captions of this Agreement are not part of the provisions hereof and will have no force or effect.

          (c) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) Your or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) You and the Company acknowledge that this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between you and the Company concerning, related to or otherwise in connection with, the subject matter hereof and that, as of the date first written above, no such agreement or understanding shall be of any further force or effect.

          (g) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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Lyle G. Heideman
May 25, 2005
Page 13


          (h) Your rights and benefits under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by you to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

          (i) To the extent necessary to effectuate the terms of this Agreement, provisions of this Agreement that are intended to have effect after the Date of Termination or the termination of this Agreement shall survive thereafter.

          (j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts will constitute one and the same instrument. A facsimile signature shall be as valid in all respects as an original signature.

          (k) The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

     Please acknowledge your agreement and acceptance of this Agreement by signing and dating where indicated below and returning a copy to the undersigned.


                                           Sincerely,

                                           True Value Company
                                           Board of Directors


                                           By /s/ B. R. Ableidinger
                                           --------------------------
                                                   Director

Accepted and agreed to this 26th day of
May, 2005

By /s/ Lyle G. Heidemann
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       Lyle G. Heidemann